SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

           NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                      OF THE INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

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Name:   AFBA Five Star Fund, Inc.

Address of Principal Business Office (No. & Street, City, State, Zip Code):

2440 Pershing Road, Suite G-15, Kansas City, MO 64108

Telephone Number (including area code):     (816) 471-5200

Name and address of agent for service of process:

  Larry Armel

  Jones & Babson, Inc., 2440 Pershing Road, Suite G-15, Kansas City, MO 64108

Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of form N-8A:
YES [X] NO [ ]

                                   SIGNATURES

     Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf of the City of Kansas City and State of Missouri on the 22nd day of January, 1997.

[SEAL]                                 Signature  AFBA Five Star Fund, Inc.
                                                   (Name of Registrant)

                                                   By  /s/ Larry D. Armel
                                                             Director

                                           (Name of director, trustee or officer
                                                signing on behalf of Registrant)

Attest: /s/Martin A. Cramer
                      (Name)

                     Secretary
                      (Title)